   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1993

                                ---------------

                  CATERPILLAR FINANCIAL SERVICES CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

                  DELAWARE                               37-1105865
       (STATE OF OTHER JURISDICTION OF                (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                             3322 WEST END AVENUE
                        NASHVILLE, TENNESSEE 37203-0983
                                (615) 386-5800
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 PAUL J. GAETO
                             3322 WEST END AVENUE
                        NASHVILLE, TENNESSEE 37203-0983
                                (615) 386-5800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                LESLIE P. JAY                       ROBERT E. BUCKHOLZ, JR.
     ORRICK, HERRINGTON & SUTCLIFFE LLP               SULLIVAN & CROMWELL
             400 SANSOME STREET                         125 BROAD STREET
       SAN FRANCISCO, CALIFORNIA 94111              NEW YORK, NEW YORK 10004

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                         PROPOSED          PROPOSED
                                        AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
     TITLE OF EACH CLASS OF              TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
   SECURITIES TO BE REGISTERED        REGISTERED        PER UNIT**     OFFERING PRICE**         FEE
-------------------------------------------------------------------------------------------------------
Debt Securities.................    $3,000,000,000*       100%**       $3,000,000,000***     $885,000
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

* Or, if any Debt Securities are issued (i) with a principal amount denominated in a foreign currency, such principal amount as shall result in an aggregate initial offering price equivalent to $3,000,000,000 at the time of initial offering, or (ii) at an original issue discount, such as greater principal amount as shall result in proceeds to the registrant of $3,000,000,000.

** Estimated solely for the purpose of calculating the registration fee.

*** Exclusive of accrued interest, if any.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

PROSPECTUS

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

                                DEBT SECURITIES

                                  -----------

  The Company from time to time may offer its Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $3,000,000,000. The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, which may include securities denominated in U.S. dollars, in any other currency or in composite currencies such as the European Currency Unit, date or dates on which principal is payable, interest rate or rates (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company, terms for any repayment of principal amount at the option of the holder (which option may be conditional), terms for sinking fund payments, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement. The Debt Securities are solely the obligations of the Company and are not guaranteed by Caterpillar Inc. This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.

  The Company may sell Debt Securities to or through one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. See "Plan of Distribution." Such underwriters or agents may include one or more of Goldman, Sachs & Co., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, or a group represented by one or more of such firms or by one or more other firms.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OF ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY
                            IS A CRIMINAL OFFENSE.

                                  -----------

                 The date of this Prospectus is March   , 1998

                             AVAILABLE INFORMATION

  Caterpillar Financial Services Corporation (the "Company") and Caterpillar Inc., which owns 100% of the outstanding common stock of the Company, are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith file reports, proxy material (Caterpillar Inc. only) and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, New York, New York, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. In addition, reports and other information concerning the Company can be inspected at the office of the New York Stock Exchange, and reports, proxy material and other information concerning Caterpillar Inc. can be inspected at the offices of the New York, Chicago and Pacific Stock Exchanges.

  The Company is not required to deliver an annual report to its security holders pursuant to Section 14 of the 1934 Act, nor does it currently intend to deliver to holders of its debt securities any other report that contains financial information relating to the Company that has been examined and reported upon, with an opinion expressed by, an independent accountant. Such information, however, is contained in the Company's Annual Report on Form 10-K that the Company will provide without charge (without exhibits), upon request, to any such security holder.

  The Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission and to which reference is hereby made.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission pursuant to the 1934 Act, is hereby incorporated in this Prospectus by reference.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than the exhibits to such documents. Requests for such copies should be directed to Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004,
Attn: Registration Department; telephone: (212) 902-1000.

                                  THE COMPANY

  The Company is a wholly owned finance subsidiary of Caterpillar Inc. ("Caterpillar"). The Company and its subsidiaries are principally engaged in the business of financing sales and leases of Caterpillar products and non-competitive related equipment through Caterpillar dealers and are also engaged in extending loans to Caterpillar customers and dealers.

  The Company's business is largely dependent upon the ability of Caterpillar dealers to generate sales and leasing activity, the willingness of the customers and the dealers to enter into financing transactions with the Company, and the availability of funds to the Company to finance such transactions. See "Relationship with Caterpillar" for information as to certain operational and financial support provided to the Company by Caterpillar. Additionally, the Company's business is affected by changes in the market interest rates, which, in turn, are related to general economic conditions, demand for credit, inflation, governmental policies and other factors.

  The Company currently offers the following types of retail financing plans:
(1) non-tax (financing) leases; (2) installment sale contracts; (3) tax-oriented leases; (4) customer loans; (5) dealer loans; and (6) governmental lease-purchase contracts. The Company also provides wholesale financing of Caterpillar dealer inventory and rental fleets. At December 31, 1997, the percentages of total value of the Company's portfolio represented by these financing plans were as follows: non-tax (financing) leases, 29%; installment sale contracts, 19%; tax-oriented leases, 18%; customer loans, 18%; wholesale financing, 7%; dealer loans, 7%; and governmental lease-purchase contracts, 2%.

  The Company is a Delaware corporation which was incorporated in 1981 and is the successor to a company formed in 1954. The Company has wholly owned finance subsidiaries in Canada, Australia, Germany, Sweden, France, the United Kingdom, Spain, Ireland, Mexico, Chile, Singapore, the Czech Republic, Poland, Thailand and the United States. Unless the context otherwise requires, the term "Company" includes its predecessor and subsidiary companies. The principal executive office of the Company is located at 3322 West End Avenue, Nashville, Tennessee 37203-0983 and its telephone number is (615) 386-5800.

                                  CATERPILLAR

  Caterpillar, together with its consolidated subsidiary companies, operates in three principal business segments: (a) Machinery--design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery, (b) Engines--design, manufacture, and marketing of engines, and (c) Financial Products--providing through the Company financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers and customers. Caterpillar reported profits of $1.67 billion, $1.36 billion and $1.14 billion for 1997, 1996, and 1995, respectively, on sales and revenues of $18.93 billion, $16.52 billion, and $16.07 billion, respectively. The principal corporate headquarters of Caterpillar are located at 100 NE Adams Street, Peoria, Illinois 61629. As used herein, the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiary companies, unless the context otherwise requires.

                         RELATIONSHIP WITH CATERPILLAR

  Caterpillar provides the Company with certain operational and financial support which is integral to the conduct of the Company's business. The following description summarizes these arrangements.

EMPLOYEE BENEFITS AND INTERCOMPANY SERVICES

  The employees of the Company are covered by various benefit plans, including pension/post-retirement plans, administered by Caterpillar. The Company reimburses Caterpillar for these charges which amounted to $4.5 million, $3.7 million, and $2.9 million for the years ended December 31, 1997, 1996, and 1995, respectively.

  The Company also reimburses Caterpillar for certain other corporate services which amounted to $2.3 million for the years ended December 31, 1997 and 1996 and $1.8 million for the year ended December 31, 1995.

SPECIAL MERCHANDISING PROGRAMS

  The Company participates in certain marketing programs sponsored by Caterpillar and its subsidiaries by providing financing at rates below standard rates. Under these programs, Caterpillar compensates the Company at the outset of the transaction which the Company then recognizes as income over the term of the financing. During 1997, the Company billed $151.0 million to Caterpillar and its subsidiaries relative to such programs, compared with $106.2 million in 1996 and $86.8 million in 1995.

PURCHASE OF RECEIVABLES

  The Company has agreements with a subsidiary of Caterpillar to purchase, at a discount, some or all of the subsidiary's receivables generated by sales of products to certain Caterpillar dealers in Europe. These purchases in 1997, 1996, and 1995 totaled $444.3 million, $397.3 million, and $330.7 million, respectively. The cash discount earned in 1997, 1996, and 1995 was $5.6 million, $5.4 million, and $5.3 million, respectively. At December 31, 1997, 1996, and 1995, wholesale notes receivable balances related to these contracts were $139.0 million, $146.4 million, and $189.7 million, respectively.

  In January 1998, a new subsidiary of the Company entered into an agreement with Caterpillar to purchase a pool of receivables at a discount. The receivables consist of trade receivables and have an average term of 70 days. A portion of the collections from these receivables will be used to purchase additional receivables on a weekly basis. The Company expects the receivables pool to maintain a balance between $700.0 and $900.0 million. Caterpillar will continue to service the receivables, and the Company will pay a fee to Caterpillar for this servicing. This transaction was funded primarily by the issuance of medium-term notes and $100.0 million equity capital invested by Caterpillar.

SUPPORT AGREEMENT

  Through December 31, 1997, Caterpillar has provided the Company with equity contributions totaling $395 million. The Company and Caterpillar also have an agreement (the "Support Agreement") which provides, among other things, that Caterpillar will (i) remain directly or indirectly, the sole owner of the Company, (ii) ensure that the Company will maintain a tangible net worth of at least $20 million, (iii) permit the Company to use (and the Company is required to use) the name "Caterpillar" in the conduct of its business, and
(iv) ensure that the Company maintains a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1. The Support Agreement provides that it may be modified, amended or terminated by either party; provided, however, that no such modification or amendment which adversely affects the holders of any debt outstanding at the execution thereof and no such termination shall be binding on or in any manner become effective with respect to (i) any then outstanding commercial paper, or (ii) any other debt then outstanding unless approved in writing by the holders of 66 2/3% of the aggregate principal amount of such other debt. See "Description of Debt Securities--Certain Restrictions" for a description of the Indenture covenant relating to the Support Agreement.

  The obligations of Caterpillar under the Support Agreement are to the Company only and are not directly enforceable by any creditor of the Company, nor do they constitute a guarantee by Caterpillar of the payment of any debt or obligation of the Company.

BORROWING ARRANGEMENTS

  The Company currently relies primarily on external sources for its debt financing needs. See "Discussion of Selected Financial Information--Capital Resources and Liquidity." To supplement external debt financing sources, the Company has variable amount lending agreements with Caterpillar (including two of its subsidiaries). As of January 1998, the Company may borrow up to $732.7 million from Caterpillar and its subsidiaries, and Caterpillar and its subsidiaries may borrow up to $532.7 million from the Company. All of the variable amount lending agreements are effective for indefinite terms, may be amended from time to time, and may be terminated by either party upon 30 days notice. At December 31, 1997, 1996, and 1995, the Company had borrowings from Caterpillar totaling $243.5 million, $150.0 million, and $475.5 million, respectively, but had no loans receivable under these agreements.

TAX SHARING AGREEMENTS

  The Company has a tax sharing agreement with Caterpillar in which Caterpillar collects from or pays to the Company its allocated share of any consolidated U.S. income tax liability or credit applicable to any period for which the Company is included as a member of the consolidated group. A similar agreement exists between Caterpillar Financial Australia Limited and Caterpillar of Australia Ltd. with respect to taxes payable in Australia.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debt Securities offered hereby will be used by the Company for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes. The Company expects to incur additional indebtedness in connection with its financing operations. However, the amount, timing, and precise nature of such indebtedness have not yet been determined and will depend upon the volume of the Company's business, the availability of credit, and general market conditions.

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

  The following selected financial information of the Company for the years ended December 31, 1997, 1996, and 1995, with the exception of the ratios of profit to fixed charges, was derived from the Company's consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1997 and is qualified in its entirety by such documents. See "Documents Incorporated by Reference." The selected financial information of the Company for the years ended December 31, 1994, and 1993, with the exception of the ratios of profit to fixed charges, was derived from the consolidated financial statements of the Company for such periods which have not been incorporated herein by reference.

                                             DOLLAR AMOUNTS IN MILLIONS
                                    --------------------------------------------
                                              YEAR ENDED DECEMBER 31,
                                    --------------------------------------------
                                      1997     1996     1995     1994     1993
                                    -------- -------- -------- -------- --------
Revenues:
  Wholesale finance income........  $   49.5 $   47.4 $   64.2 $   25.3 $    5.8
  Retail finance income...........     499.3    427.2    361.1    275.2    246.4
  Rental income...................     179.9    156.9    133.6    124.2     95.7
  Other income....................      62.8     46.5     52.9     22.3     16.7
                                    -------- -------- -------- -------- --------
    Total Revenues................     791.5    678.0    611.8    447.0    364.6
                                    -------- -------- -------- -------- --------
Expenses:
  Interest........................     366.7    315.4    298.4    212.1    173.1
  Depreciation....................     139.3    121.0    101.2     94.4     69.6
  General, operating, and
   administrative.................      96.8     82.8     61.9     47.2     41.7
  Provision for credit losses.....      39.2     41.3     42.8     23.2     20.8
  Other expense...................       1.8      1.7      3.8     19.3      1.0
                                    -------- -------- -------- -------- --------
    Total Expenses................     643.8    562.2    508.1    396.2    306.2
                                    -------- -------- -------- -------- --------
Income before income taxes and
 minority interest................     147.7    115.8    103.7     50.8     58.4
Provision for income taxes........      53.5     40.2     38.5     19.3     21.3
Minority interest in losses of
 subsidiary.......................       --       --       --       0.7      0.7
                                    -------- -------- -------- -------- --------
Net Income........................  $   94.2 $   75.6 $   65.2 $   32.2 $   37.8
                                    ======== ======== ======== ======== ========
Ratio of profit to fixed charges*.      1.39     1.36     1.34     1.23     1.33
Total assets (end of period)......  $7,426.8 $6,364.2 $5,422.1 $4,511.2 $3,564.7
Long-term debt (end of period)....   2,274.2  1,545.7  1,621.3  1,675.7  1,410.4
Total stockholder's equity (end of
 period)..........................     811.1    695.3    603.3    503.1    418.0

--------
* For the purpose of calculating this ratio, profit consists of income before cumulative effect of change in accounting for income taxes plus provision for income taxes and fixed charges. Profit is reduced by the Company's equity in profit of certain partnerships in which the Company participates. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

                 DISCUSSION OF SELECTED FINANCIAL INFORMATION

1997 RESULTS

  Total revenues for 1997 were $791.5 million, a 17% increase over 1996 revenues of $678.0 million. The increase in revenues resulted primarily from increased financing volume (the portfolio value increased to $7,189.3 million at December 31, 1997 from $6,212.3 million at December 31, 1996), partially offset by a lower yield.

  New retail financing during 1997 totaled $4,375.7 million, a 21% increase over the $3,619.2 million financed in 1996. This increase was primarily the result of financing an increased percentage of dealer deliveries of Caterpillar product assisted by an increase in the use of below-market-rate financing programs. Wholesale financing activity during 1997 was $2,551.5 million, a 16% increase over the $2,191.5 million financed in 1996. The increase resulted primarily from the expansion of the rental fleet program in North America. The maturity for these contracts is generally 36 months, however, the Company's experience has been that most terminate within six months.

  Revenues from operations in the United States were 74% of total revenues in 1997 and 1996. Net income from operations in the United States was more than 82% and 79% of total net income in 1997 and 1996, respectively. For more geographic segment information, see Note 12 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated by reference herein.

  The annualized interest rate on finance receivables (computed by dividing annualized finance income by the average monthly finance receivable balances, net of unearned income) was 8.7% for 1997 compared with 8.9% for 1996. Tax benefits associated with governmental lease purchase contracts and tax-oriented leases are not reflected in such annualized interest rates.

  Other income of $62.8 million for 1997 included servicing and other securitization-related income, fees, gains on sales of receivables, and other miscellaneous income. The increase of $16.3 million for 1997 resulted primarily from an increase of $6.5 million from sales of used equipment, an increase of $5.6 million in servicing and other securitization-related income and increased gains on sales of receivables of $3.6 million.

  Interest expense for 1997 was $366.7 million, $51.3 million higher than 1996 due to increased borrowings to support the larger portfolio, partially offset by lower borrowing rates, as the average cost of borrowed funds was 5.9% in 1997 compared with 6.0% in 1996.

  Depreciation expense increased from $121.0 million in 1996 to $139.3 million in 1997 due to new operating lease business.

  General, operating, and administrative expenses increased $14.0 million over 1996 primarily due to staff-related and other expenses required to increase new business, service the larger managed portfolio, and support international expansion. The Company's full-time employment increased from 576 at the end of 1996 to 684 at December 31, 1997.

  Provision for credit losses decreased from $41.3 million in 1996 to $39.2 million in 1997. Receivables, net of recoveries, of $19.6 million were written off against the allowance for credit losses during 1997 compared with $20.6 million during 1996. Receivables past due over 30 days were 1.7% of total receivables at December 1997 compared with 2.1% at December 31, 1996. The allowance for credit losses was $83.5 million which was 1.3% of finance receivables, net of unearned income (1.4% excluding wholesale receivables), compared with $74.4 million and 1.3% (1.4% excluding wholesale receivables), respectively, at December 31, 1996.

  The effective income tax rate for 1997 was 36% compared with 35% for 1996, primarily attributable to subsidiaries' results subject to tax rates other than the United States statutory rates.

  Net income in 1997 was $94.2 million, compared with $75.6 million in 1996. The increase resulted primarily from a larger portfolio.

  The Company has evaluated the impact of preparing its systems for the year 2000. It has identified areas of potential impact and is implementing conversion efforts. The Company's target is to have all systems ready for the year 2000 by December 31, 1998. The financial impact of making the required systems changes is not expected to be material to the Company's financial position or results of operations.

CAPITAL RESOURCES AND LIQUIDITY

  The Company's operations during the year were primarily funded with a combination of commercial paper, proceeds from sales (via securitizations) of receivables, medium-term notes, bank borrowings, retained earnings, and additional equity capital of $50.0 million invested by Caterpillar.

  The Company securitized $346.6 million of its installment sale contracts in May 1997 and $314.4 million of its installment sale contracts in November 1997. The Company's private-placement, revolving, asset-backed securitization of wholesale receivables was increased from $500.0 million to $600.0 million in September 1997. These installment sale contracts and wholesale receivables were sold to Caterpillar Financial Funding Corporation and Caterpillar Financial Asset Sales Corporation, respectively. The assets of Caterpillar Financial Funding Corporation and Caterpillar Financial Asset Sales Corporation, including such installment sale contracts and wholesale receivables, are not available to pay creditors of the Company. The proceeds from these securitizations and the equity capital provided by Caterpillar were used to reduce debt. The Company recognized a $2.3 million pre-tax gain on the May transaction, a $0.6 million pre-tax gain on the September transaction and a $4.8 million pre-tax gain on the November transaction.

  The net amount of sold receivables serviced by the Company was $1,409.3 million at December 31, 1997, which consisted of $600.0 million of wholesale receivables, under a revolving asset-backed securitization agreement, and $809.3 million of installment sale contracts. The Company receives fees for servicing these receivables.

  Total debt outstanding as of December 31, 1997, was $6,337.1 million, an increase of $904.7 million over that at December 31, 1996 and was primarily comprised of $3,322.2 million of medium-term notes, $2,536.0 million of commercial paper, and $145.0 million of bank borrowings. Interest rate swaps were contracted to hedge against interest rate fluctuations.

  At December 31, 1997, the Company had available, from a number of banks, a total of $585.2 million of short-term credit lines which expire at various dates in 1998. These credit lines support the Company's outstanding commercial paper and are utilized for bank borrowings. At December 31, 1997, there were $145.0 million of these lines utilized for bank borrowings.

  The Company also participates with Caterpillar in two syndicated revolving credit facilities aggregating $2.5 billion, consisting of a $1,875.0 million five-year facility and a $625.0 million 364-day revolving facility. The Company's allocation is $2,250.0 million, consisting of a $1,687.5 million five-year revolving credit and a $562.5 million 364-day revolving credit. The Company has the ability to request a change in its allocation to maintain the required amount of support for the Company's outstanding commercial paper and commercial paper guarantees. These facilities provide for borrowings at interest rates which vary according to LIBOR or money market rates. At December 31, 1997, there were no borrowings under these facilities.

  The Company has a $1.0 billion five-year revolving credit facility in the United Kingdom to support its $1.0 billion Euro-commercial paper program. The commercial paper is issued by Caterpillar International Finance plc, an Irish subsidiary of the Company, with the guarantee of the Company. Proceeds from the issuance of commercial paper have been used to replace bank borrowings of certain of the Company's subsidiaries. At December 31, 1997, there were no borrowings under this facility.

  The revolving credit facilities require the Company to maintain its consolidated ratio of profit before taxes plus fixed charges to fixed charges at no less than 1.15 to 1 for each quarter, and the Company's total debt to total stockholder's equity, as defined by agreement, may not exceed 8.0 to 1 at year-end (8.5 to 1 moving six month average at other than year-end); and the Company's tangible net worth must be at least $20.0 million. At December 31, 1997, the Company was in compliance with these requirements.

  The Company's funding requirements were met primarily through the sale of commercial paper and medium-term notes and through bank borrowings. During 1997, the average outstanding commercial paper balance, net of discount, was $2,426.6 million at an average interest rate of 5.4%. At December 31, 1997, the face value of commercial paper outstanding was $2,536.0 million. During 1997, $849.0 million of fixed-rate medium-term notes were sold at an average interest rate of 6.5%, and $967.7 million of floating rate medium-term notes were sold at rates primarily indexed to LIBOR. Medium-term notes outstanding at December 31, 1997 were $3,322.2 million. During the year, the average outstanding bank borrowings were $179.3 million at an average interest rate of 4.8%.

  Through the course of normal business, the Company is exposed to market risk from fluctuations in interest rates and foreign currency exchange rates. To manage these exposures, the Company uses interest rate and currency derivative financial instruments. The Company does not use any of these instruments for trading purposes.

  Interest rate swap agreements are used to manage the risk due to fluctuations in interest rates. These agreements reduce the risk of deteriorating margins between interest-earning assets and interest-bearing liabilities and allow the Company to gain competitive and economic advantages by minimizing funding costs regardless of the direction interest rates move. At December 31, 1997, notional amounts of interest rate swap agreements totaled $1,742.9 million.

  The Company's degree of interest rate sensitivity has been simulated through computer modeling by measuring the re-pricing characteristics of interest-sensitive assets, liabilities and off-balance sheet derivatives. The interest rate sensitivity modeling technique includes the creation of prospective twelve month "baseline" and "rate shocked" net interest expense simulations. At the date that the interest rate sensitivity is modeled, "baseline" net interest expense is derived considering the current level of interest-sensitive assets and related income (based on contractual repayment), the current level of interest-sensitive liabilities and related maturities, equity and the current level of off-balance sheet derivatives. The "baseline" simulation also assumes that, over the next successive twelve months, market interest rates (as of the date of the simulation) are held constant and that no new loans are extended. Once the "baseline" net interest expense is known, market interest rates, previously held constant, are raised 100 basis points instantaneously and parallel across the entire curve, and a "rate shocked" simulation is run. Interest rate sensitivity is then measured as the difference between calculated "baseline" and "rate shocked" net interest expense.

  Utilizing the Company's computer modeling, if no new fixed rate loans or leases were extended and no new actions to alter existing interest rate sensitivity were taken after December 31, 1997, the impact to interest expense of an immediate hypothetical 100 basis points parallel rise in the yield curve on January 1, 1998 would be an estimated $9.6 million increase over the twelve months ending December 31, 1998. Although management believes that this measure provides a meaningful estimate of the Company's interest rate sensitivity, it does not adjust for potential changes in the credit quality, size and composition of the balance sheet and other business developments that could affect net interest income or expense. Accordingly, no assurance can be given that actual results would not differ materially from the potential outcome simulated by the Company's computer modeling. Further, the Company's computer modeling does not necessarily represent management's current view of future market interest rate movements.

  Foreign exchange contracts are used to minimize the risk associated with fluctuations in exchange rates. The Company has forward exchange contracts to hedge its U.S. dollar denominated obligations in Spain, its U.S. dollar denominated customer receivables in Australia, its foreign currency denominated short-term intercompany loans, and its net investment in Thailand against currency fluctuations. The Company only enters into foreign currency related derivative instruments to neutralize risk--not as speculative instruments. These contracts have terms generally ranging up to three months. At December 31, 1997, the Company had forward exchange contracts totaling $1,055.3 million, of which $3.1 million were with Caterpillar.

  The exchange gains/losses associated with exposure for net investments in foreign subsidiaries other than Thailand are not hedged and are reflected in "Foreign currency translation adjustment". $9.8 million of the Company's $16.3 million net investment in Thailand is hedged by foreign exchange contracts described above.

  Equity capital at the end of 1997 was $811.1 million, an increase of $115.8 million during the year. This increase included $94.2 million of retained earnings from operations and $50.0 million of additional equity investment made by Caterpillar. The increase in debt and the funds provided by operations and by Caterpillar were used to finance the increase in the portfolio. The ratio of debt to equity at December 31, 1997 and 1996 was 7.8 to 1, compared with 7.7 to 1 for 1995. Included in the debt to equity ratio are short-term borrowings from Caterpillar.

  Additional short-term funding is available from Caterpillar. See "Relationship with Caterpillar--Borrowing Arrangements."

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  Offered Debt Securities (as defined below) are to be issued under an Indenture (the "Indenture") dated as of April 15, 1985, as supplemented, between the Company and First Trust of New York, National Association, as successor Trustee. The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture and the cited provisions thereof, a copy of which is filed as an exhibit to the Registration Statement.

GENERAL

  The Debt Securities will be unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued hereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the principal of the Offered Debt Securities will be payable; (4) the rate or rates per annum at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which such interest will accrue; (5) the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates; (6) the place or places where principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (7) any mandatory or optional sinking fund or analogous provisions; (8) if applicable, the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (9) if applicable, the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional); (10) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (11) the currency or currencies, including composite currencies, in which principal of (and premium, if any) and interest may be payable (which may be other than those in which the Offered Debt Securities are stated to be payable); (12) any index pursuant to which the amount of payments of principal of (and premium, if any) or interest may be determined; (13) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the Depositary for, and other terms relating to, such Global Security or Securities; and (14) any other terms of the Offered Debt Securities. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section 302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  The applicable Prospectus Supplement will describe any special United States federal tax consequences and any other special considerations with respect to the Offered Debt Securities.

CERTAIN RESTRICTIONS

  Support Agreement. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Support Agreement; (2) to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the Support Agreement; and
(3) will not waive compliance under, amend in any material respect, or terminate the Support Agreement; provided, however, that the Support Agreement may be amended if such amendments would not have a material adverse effect on the Holders of any outstanding Debt Securities of any series or if the Holders of at least 66 2/3% in principal amount of the Outstanding Debt Securities of each series so affected (excluding from the amount so outstanding and from such Holders, the Holders of such series who are not so affected) shall waive compliance with the provisions of this Section insofar as it relates to such amendment. (Section 1004)

  Restrictions on Liens and Encumbrances. The Company will not create, assume or guarantee any Secured Debt (as defined below) without making effective provision for securing the Debt Securities (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company), equally and ratably with such Secured Debt. The term "Secured Debt" shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any property of any character of the Company. This covenant does not apply to debt secured by (i) certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by the Company, (ii) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company, (iii) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company, (iv) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (v) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses (i) to (iv), inclusive or (vi) any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by the Company to one or more wholly owned Subsidiaries. Notwithstanding the above, the Company may, without securing the Debt Securities, create, assume or guarantee Secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) at such time does not exceed 5% of the Consolidated Net Tangible Assets. (Sections 101 and 1005)

  The Indenture provides that no consolidation or merger of the Company and no conveyance, transfer or lease of the property of the Company, substantially as an entirety, shall be made with or to another corporation if as a result thereof any properties or assets of the Company would become subject to a lien or mortgage not permitted by the terms of the Indenture unless effective provision shall be made to secure the Debt Securities equally and ratably with (or prior to) all indebtedness thereby secured. (Section 801)

  The term "Consolidated Net Tangible Assets" shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles. The term "Subsidiary" means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by the Company or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (Section 101)

THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 613) In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

EVENTS OF DEFAULT AND NOTICE THEREOF

  The following events are defined in the Indenture as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 60 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance, or breach, of any term or provision of the covenant described under "Certain Restrictions--Support Agreement"; (e) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice given to the Company by the Trustee or the holders of at least 25% in principal amount of the Debt Securities outstanding and affected thereby; (f) Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of the capital stock of the Company; (g) default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by the Company (including a default with respect to Debt Securities of any series other than that series), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to the Company by the Trustee or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series; (h) certain events in bankruptcy, insolvency or reorganization of the Company;
(i) certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such events affect any significant part of the assets of the Company or any of its subsidiaries; and (j) any other Event of Default provided with respect to Debt Securities of such series. (Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind and annul such declaration and its consequences. (Section 502)

  Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of Debt Securities, shall give to the holders of Debt Securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Debt Security, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of Debt Securities. (Section 602)

  The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section
1006)

  The holders of a majority in principal amount of the outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

  Under the Indenture, record dates may be set for Acts of the holders with respect to Events of Default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee, or waiving any default. (Sections 501, 502, 512 and 513)

  The Indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of original issuance of such Debt Security by the Company in good faith, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the Business Day immediately preceding the date of original issuance of such Debt Security, of the amount determined as provided in (i) above). (Section 101)

  The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal or (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any Act of the holders with respect to consenting to any amendment. (Section 902)

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through one or more underwriters or dealers and also may sell Debt Securities to other investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the Prospectus Supplement. The underwriters or agents may include one or more of Goldman, Sachs & Co., Lehman Brothers Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated or a group of underwriters represented by one or more of such firms or may be one or more other firms.

  Underwriters or agents may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Debt Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

  The Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

  Any underwriters or agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

  The validity of Debt Securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, counsel for the Company, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, counsel for the underwriters or agents.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemized statement of expenses of the Company in connection with the issue of the Debt Securities.

   Registration fee................................................. $  885,000
   Rating Agency fees...............................................    200,000
   Fees and expenses of Trustee.....................................     30,000
   Printing expenses................................................     20,000
   Accountants' fees and expenses...................................     10,000
   Counsel fees and expenses........................................     65,000
   Miscellaneous....................................................     15,000
                                                                     ----------
     Total.......................................................... $1,225,000
                                                                     ==========

  All except the first of the foregoing amounts are estimates.

  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware Corporation Law authorizes indemnification of officers and Directors of the Company under certain circumstances.

  Insurance carried by Caterpillar provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) Caterpillar or the Company may be required or permitted to pay as indemnities to the Company's Directors or officers for claims made against them, and (b) individual Directors, officers and certain employees of the Company may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

  The Distribution Agreement provides for the indemnification of officers and Directors of the Company under certain circumstances.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER  EXHIBIT
 ------- -------
 1       Form of Distribution Agreement.
 4.1     Indenture, dated as of April 15, 1985, between the Company and Morgan
         Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on
         Form S-3, Registration No. 33-2246).
 4.2     First Supplemental Indenture, dated as of May 22, 1986, amending the
         Indenture dated as of April 15, 1985, between the Company and Morgan
         Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.1 to the Company's Quarterly Report on Form
         10-Q for the quarter ended June 20, 1986, Commission File No. 0-
         13295).
 4.3     Second Supplemental Indenture, dated as of March 15, 1987, amending the Indenture dated as of April 15, 1985, between the Company and
         Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K dated April 24, 1987, Commission File No. 0-13295).

  4.4 Third Supplemental Indenture, dated as of October 2, 1989, amending the
      Indenture dated as of April 15, 1985, between the Company and Morgan
      Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K, dated
      October 16, 1989, Commission File No. 0-13295).
  4.5 Fourth Supplemental Indenture, dated as of October 1, 1990, amending the
      Indenture dated as of April 15, 1985, between the Company and Morgan
      Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K, dated
      October 29, 1990, Commission File No. 0-13295).
  4.6 Support Agreement, dated as of December 21, 1984, between the Company and
      Caterpillar (incorporated by reference from Exhibit 4.2 to the Company's
      Form 10, as amended, Commission File No. 0-13295).
  4.7 First Amendment to the Support Agreement dated June 14, 1995 between the
      Company and Caterpillar (incorporated by reference from Exhibit 4 to the
      Company's Current Report on Form 8-K dated June 14, 1995, Commission File
      No. 0-13295).
  4.8 Form of Medium-Term Note (Fixed Rate).
  4.9 Form of Medium-Term Note (Floating Rate).
  5   Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the
      Debt Securities.
 12   Statement Setting Forth Computation of Ratio of Profit to Fixed Charges.
 23.1 Consent of Independent Accountants.
 23.2 The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.
 24   Powers of Attorney of Directors and Officers of the Company.
 25   Form T-1 Statement of Eligibility and Qualification of First Trust of New
      York, National Association.

--------
* The Indenture has previously been qualified in connection with Registration Statement No. 2-96479 (22-13716) and is deemed to be qualified with respect to the Debt Securities registered hereunder.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

    provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 27th day of February, 1998.

                                   CATERPILLAR FINANCIAL SERVICES CORPORATION
                                                   (Registrant)

                                   By:          /s/ Paul J. Gaeto
                                      -----------------------------------------
                                            (Paul J. Gaeto, Secretary)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been duly signed below by the following persons in the capacities indicated on the 27th day of February, 1998.

                  SIGNATURE                                     TITLE
                  ---------                                     -----

             * James S. Beard                President, Director and Principal Executive
 ___________________________________________  Officer
               James S. Beard

             * James R. English              Executive Vice President and Director
 ___________________________________________
               James R. English

              * James W. Owens               Director
 ___________________________________________
                James W. Owens

          * Kenneth C. Springer              Controller and Principal Accounting Officer
 ___________________________________________
             Kenneth C. Springer

            * Edward J. Scott                Treasurer and Principal Financial Officer
 ___________________________________________
               Edward J. Scott

*By       /s/ Paul J. Gaeto
  ----------------------------------
   Paul J. Gaeto, Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
  1      Form of Distribution Agreement.
  4.1    Indenture, dated as of April 15, 1985, between the Company and Morgan
         Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on
         Form S-3, Registration No. 33-2246).*
  4.2    First Supplemental Indenture, dated as of May 22, 1986, amending the
         Indenture dated as of April 15, 1985, between the Company and Morgan
         Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.1 to the Company's Quarterly Report on Form
         10-Q for the quarter ended June 20, 1986, Commission File No. 0-
         13295).
  4.3    Second Supplemental Indenture, dated as of March 15, 1987, amending the Indenture dated as of April 15, 1985, between the Company and
         Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K dated April 24, 1987, Commission File No. 0-13295).
  4.4    Third Supplemental Indenture, dated as of October 2, 1989, amending the Indenture dated as of April 15, 1985, between the Company and
         Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-
         K, dated October 16, 1989, Commission File No. 0-13295).
  4.5    Fourth Supplemental Indenture, dated as of October 1, 1990, amending the Indenture dated as of April 15, 1985, between the Company and
         Morgan Guaranty Trust Company of New York, as Trustee (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-
         K, dated October 29, 1990, Commission File No. 0-13295).
  4.6    Support Agreement, dated as of December 21, 1984, between the Company and Caterpillar (incorporated by reference from Exhibit 4.2 to the
         Company's Form 10, as amended, Commission File No. 0-13295).
  4.7    First Amendment to the Support Agreement dated June 14, 1995 between the Company and Caterpillar (incorporated by reference from Exhibit 4 to the Company's Current Report on Form 8-K, dated June 14, 1996,
         Commission File No. 0-13295).
  4.8    Form of Medium-Term Note (Fixed Rate).
  4.9    Form of Medium-Term Note (Floating Rate).
  5      Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Debt Securities.
 12      Statement Setting Forth Computation of Ratio of Profit to Fixed
         Charges.
 23.1    Consent of Independent Accountants.
 23.2    The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.
 24      Powers of Attorney of Directors and Officers of the Company.
 25      Form T-1 Statement of Eligibility and Qualification of First Trust of
         New York, National Association.

--------
 * The indenture has previously been qualified in connection with Registration Statement No. 2-96479 (22-13716) and is deemed to be qualified with respect to the Debt Securities registered hereunder.